Sinobiomed (d/b/a Sitoa Global) Announces Investment from Bill Porter, Founder of E*Trade

SAN CARLOS, Calif., July 5, 2011 (GLOBE NEWSWIRE) -- Sinobiomed Inc. (d/b/a Sitoa Global Inc.) (OTCQB:STOA) (the "Company"), an e-commerce facilitator, today announced that it has received an investment from Bill Porter, founder and former CEO of E*TRADE and founder and former Chairman of the International Securities Exchange.  Mr. Porter has been an investor in, and supporter of, Sitoa Corporation (“Sitoa”), the licensor of the Company’s new network and platform software technology, since Sitoa’s 2001 founding by Cal Lai, the Company’s President and CEO.  The funds invested by Mr. Porter will be used to continue the Company’s expansion into the fast growing social e-commerce segment and for general working capital purposes.

Mr. Lai commented, "Bill and I both share an enthusiasm for online transactions and the next generation of e-commerce, which involves the creation of social marketplaces.  We welcome his investment, which we believe signals his confidence in our ability to execute our business plan.”

“I am confident that Cal and his management team will be able to capture the next wave in online business growth which I expect will be driven by the convergence of e-commerce and social networking,” said Bill Porter.

ABOUT SINOBIOMED INC. (d/b/a SITOA GLOBAL INC.)
Sinobiomed Inc., which is in the process of changing its name to Sitoa Global Inc., is an e-commerce facilitator that seeks to enable new advances in e-commerce by building and managing leading online marketplaces that match online sellers with targeted customer groups. The Company’s efforts target the growth of e-commerce, online media, and social networking. Its goal is to provide infrastructure for online sellers designed to attract focused customer communities as part of a social marketplace, expanding retail selling channels without the risks of focus dilution, increased capital, and operating costs.  As part of its revenue model, the Company shares in revenue generated by the marketplace sites, in addition to charging one-time integration and hosting fees.

Safe Harbor Statement
This release contains certain "forward-looking statements" relating to the business of the Company and its subsidiary companies. All statements, other than statements of historical fact included herein are "forward-looking statements" including statements regarding: the continued growth of the e-commerce segment and the ability of the Company to continue its expansion into that segment; the ability of the Company to successfully execute its business plan; the business strategy, plans, and objectives of the Company and its subsidiaries; and any other statements of non-historical information. These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions and involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks, and uncertainties, and these expectations may prove to be incorrect. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this news release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on its website (http://www.sec.gov). All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume any duty to update these forward-looking statements.

Contact:
Christian Kirsebom
Tel (925) 927-6666